Exhibit 10.1

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[***]” HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (the “Agreement”) is made and entered effective as of October 17, 2022 (the “Effective Date”), by and between DOMINARI FINANCIAL INC., a Delaware corporation with offices at One Rockefeller Plaza, 11th Floor, New York, NY (the “Corporation”), and Kyle Wool, an individual residing at 25 Rady LN, East Quogue, NY 11942 (the “Executive”), under the following circumstances:

RECITALS:

A. The Corporation and Executive entered into that certain Employment Agreement dated as of July 1, 2022 (the “Prior Agreement”); and

B. WHEREAS, the Parties desire to amend and restated the Prior Agreement, effective as of October 1, 2022, in the form set forth herein; and

C. WHEREAS, the Compensation Committee of the Board of Directors of the Corporation’s indirect parent company, AIkido Pharma, Inc. (“AIkido”), has approved the terms of the this Agreement as reflected herein; and

D. WHEREAS, this Agreement shall constitute and embody their full and complete understanding and agreement with respect to the Executive’s consultancy with and employment by the Corporation and supersedes, as of the Effective Date, all prior understandings and agreements, whether oral or written, between them with respect to such employment including the Prior Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

1. Services. The Corporation hereby agrees to engage the Executive and the Executive hereby agrees to provide services to the Corporation as such, subject to the terms and conditions set forth in this Agreement.

2. Duties and Place of Services. The Executive shall serve as a consultant to the Corporation until he terminates his employment and his registrations with [      ] Securities LLC (“[      ]”) at which time he will become the Chief Executive Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, and such other duties, responsibilities and authority as may be, from time to time, reasonably and in accordance with law assigned to him by the Chief Executive Officer of the Corporation’s parent Aikido Pharma, Inc. (the “CEO”) or the Board of Directors of the Corporation (the “Board”). The Executive shall report directly to the CEO. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the CEO provided, that Executive shall be permitted to devote a reasonable amount of time to the transition of his employment, and the winding up of his existing business affairs at [      ] through the time such transition is completed. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the confidentiality provisions set forth in Section 8 below. The Executive shall be permitted to perform his services for the Corporation from his home residence such other location as mutually agreed to by the parties.

3. Term. The term of this Agreement shall be for five (5) years (the “Initial Term”) and shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than six (6) months prior to the expiration of the Initial Term (“Non- Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term the sum of $500,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation, or the Compensation Committee of the Corporation’s parent, AIkido Pharma, Inc. (the “Compensation Committee”), shall review the Base Salary annually and shall have the right but not the obligation to make such increased adjustments (but not decreases) to the Base Salary as it deems appropriate in its discretion.

(b) In addition to the Base Salary, the Executive shall be entitled to receive an annual bonus (“Annual Bonus”) payable in cash or as an Other Stock-Based Award under the AIkido Pharma, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”) in the following aggregate amounts based on the Corporation meeting or exceeding the following performance criteria for the relevant calendar year:

Annual Revenue	Annual Bonus
$3,500,000 or more	$150,000, plus 154,559 Shares
Between $7.5mm and $15mm	$250,000, plus 154,599 Shares
$15mm or more	$500,000, plus 154,559 Shares

Notwithstanding the above, the Board may adopt different or additional performance criteria for future years after consultation with the Executive, provided that such criteria must be reasonably attainable. Annual Bonuses shall be paid by the Corporation to the Executive promptly after the year end, it being understood that the Board’s determinations concerning attainment of any performance criteria associated with any Annual Bonus determination shall not be determined until following the completion of the Corporation’s annual audit and public announcement of such results, and shall be paid promptly following the Corporation’s announcement of earnings, but in no event later than July 31 of the year following the year for which it is being paid (and if the Executive was employed on April 15th of year following the calendar year to which such Annual Bonus relates or was terminated prior thereto without Cause or terminates his employment prior thereto with Good Reason, then the Executive shall be entitled to the Annual Bonus for such year, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year). For the avoidance of doubt, if Executive is employed upon expiration of the Term, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment provided such date is on or before the April 15th of year following the calendar year to which such Annual Bonus relates, even if he is not employed by the Corporation on the date such Annual Bonus is paid.” If annual revenue exceeds $15mm, then additional bonuses at the discretion of the Board shall be discussed in good faith.

Notwithstanding anything contained herein to the contrary, the payment of a portion of an Annual Bonus hereunder as an Other Stock-Based Award is expressly conditioned on a majority of the shareholders of AIkido approving the Equity Incentive Plan on or before the one-year anniversary of the date on which the Equity Incentive Plan is adopted by the Committee (“Shareholder Approval”). In no case may any part of the Annual Bonus be paid as an Other Stock-Based Award prior to Shareholder Approval being obtained. In the event that Shareholder Approval is not obtained on or before such one- year anniversary, the Corporation shall make a one-time cash payment to Executive equal to the Fair Market Value of the Shares which would otherwise have been granted as an Other Share-Based Award based on the Fair Market Value of Common Stock on such one-year anniversary. For example, if Shareholder Approval is not obtained and the Fair Market Value of Common Stock on such one-year anniversary is $13.25 and the Annual Bonus that would otherwise have been paid as 463,678 Shares, Executive would be entitled to a one-time cash payment of $6,143,733.50. Undefined terms used in this subsection shall have the meanings ascribed to them in the Equity Incentive Plan.

(c) In addition to the other compensation provided hereunder, the Corporation shall provide Executive with the following perquisites: (i) the support of an administrative assistant, who shall be reasonably acceptable to Executive; (ii) reimbursement for his personal cell phone expenses; (iii) a monthly expense account of up to $20,000 for his business use; (iv) up to $100,000 in reimbursement for health care and social club memberships; and (v) subject to the Corporation’s prior consent, reimbursement for all other reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment upon presentation of receipts reflecting such expenses consistent with the Corporation’s policy for reimbursement of expenses from time to time. In addition, the Corporation shall reimburse Executive for up to $10,000 of his legal fees in connection with this Agreement and the termination of his current employment.

(d) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites (e.g., cell phone), if any, as the Corporation provides to its senior executives, including group family health insurance coverage, which shall be paid by the Corporation (the “Benefit Plans”). If at any time during the Term, the Corporation does not provide its senior executives with health insurance (including hospitalization) under a Benefit Plan, Executive shall be entitled to secure such health insurance for himself and his immediate family (i.e., spouse and natural born children) and the Corporation shall reimburse Executive for the cost of such insurance promptly after payment by the Executive for such insurance. If Executive secures such health insurance, such health insurance shall be deemed to be a Benefit Plan hereunder to maximum extent permitted under applicable law.

(e) The Corporation shall execute and deliver in favor of Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation; provided that such agreement will not provide for Executive’s indemnification with respect any alleged breach by Executive of a restrictive covenant relating to non-solicitation contained in an enforceable agreement to which Executive may be subject with a prior employer. Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter. The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5. Termination.

(a) This Agreement and the Executive’s provision of services hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death:

(ii) upon the Executive’s Total Disability;

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely Non-Renewal Notice in accordance with Section 3;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Corporation (other than under the circumstances set forth in Section 5(b)(viii));

(v) at the Executive’s option, for Good Reason, as defined in Section 5(c);

(vi) at the Corporation’s option, for Cause, as defined in Section 5(e);

(vii) at the Corporation’s option, upon ninety (90) days prior written notice to the Executive, without Cause; and

(viii) at the Executive’s option, upon written notice to the Corporation at any time within forty (40) days of the consummation of a Change in Control Transaction.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a physician selected by the Corporation and reasonably acceptable to Executive determines, and following such determination a majority of the members of the Board, exclusive of the Executive, determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able, and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to: (i) a material diminution of duties inconsistent with Executive’s title, authority, duties, and responsibilities (including, without limitation, a change in the chain of reporting) prior to such diminution; (ii) any material breach by the Corporation of its obligations (including, without limitation, its compensation obligations) under this Agreement; (iii) reducing Executive’s title from CEO following the date his employment begins hereunder (iv) reduces the Base Salary (except for a reduction which affects all senior executives of the Corporation comparably), or (v) relocates Executive’s principal place of business outside of New York, NY or (vi) otherwise materially and adversely affects the working conditions of Executive in a manner that disproportionately adversely affects Executive as compared to all other Corporation officers ; provided that the Executive has given written notice to the Corporation of the such acts or omissions, and the Corporation has failed to cure such acts or omissions within thirty (30) days of receipt of such notice, if curable and Executive must then terminate his employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

(d) For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board or of the board of directors of the Corporation (whether by merger, consolidation, sale, or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

(e) For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement by Executive or material, gross, and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), or the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny, or embezzlement resulting in material harm to the Corporation by the Executive.

6. Effects of Termination. Upon termination of employment for any reason, whether by the Executive or the Corporation, the Executive shall be paid accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at the date of termination and the reimbursement of documented, unreimbursed expenses incurred on or prior to such date, all paid as promptly as practicable and in accordance with applicable law (collectively, “Base Benefits”), and the Executive shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Consolidated Omnibus Budget Reconciliation Act and any similar state law or regulation (“COBRA”).

The following provisions apply to specified termination events. Any Annual Bonus (including any pro- rated Annual Bonus) payable pursuant to the following provisions shall be paid at the same time that it would have been paid if the Executive’s employment had not terminated.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the Base Benefits, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination; (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA, then for a period of twelve (12) months following the Executive’s termination he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Corporation’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to the Executive; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability. This Section 6(a) shall not terminate or otherwise interfere with any right to disability payments.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii) where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive only the Base Benefits, and the payment on a pro-rated basis of any Annual Bonus, or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment,. In the event the Corporation tenders a Non- Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non- Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for Cause.

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(v), 5(a)(vii) or 5(a)(viii), in addition to the Base Benefits, the Executive shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate (or Base Salary through the remaining portion of the then current Term, if longer than 12 months), to be paid in a single lump sum payment not later than thirty (30) days following such termination, less withholding of all applicable taxes; (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA, then for a period of twelve (12) months (or the remaining portion of the then current Term) following the Executive’s termination he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Employer-Provided COBRA Premium shall be treated as taxable income to the Executive; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment. In addition, any equity grants to Executive shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or 5(a)(vii).

(d) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the Base Benefits, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA, then, for a period of one (1) month following the Executive’s termination, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for one month of the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Employer-Provided COBRA Premium shall be treated as taxable income to the Executive.

(e) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7. Vacations. The Executive shall be entitled to four (4) weeks of paid vacation per year. The Executive shall take his vacation at such time or times as the Executive and the CEO shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue, up to a maximum of six (6) weeks of vacation and shall carry over to the subsequent year. Upon termination of his employment for any reason, the Executive shall be entitled to be paid for any unused and accrued vacation within 15 days following the termination date in accordance with the Corporation’s then current vacation policy.

8. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he will have access to secret and confidential information regarding the Corporation and its affiliates, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, and business plans. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The foregoing confidentiality and use obligations do not and will not apply to information that is now, or hereafter becomes, part of the public domain other than through the act or omission by Executive in breach of this provision. The Executive may disclose such information in connection with law or other legal obligation to which he is subject, or in connection with regulatory examinations; provided that to the extent legally permissible, Executive will give prior notice to the Corporation of the obligation to disclose the information pursuant to law or other legal obligation, or in connection with any such regulatory examination. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder. All references to the Corporation in Sections 8 and 9 hereof shall include affiliates of the Corporation.

9. Clawback Rights. The Annual Bonus, and any and all stock-based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows. During the period that the Executive is employed by the Corporation and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to Executive were determined, the Executive agrees to repay any amounts that were determined by reference to any Corporation financial results that were later restated (as defined below), to the extent the Clawback Benefits paid exceed the Clawback Benefits that would have been paid, based on the restatement of the Corporation’s financial information. All Clawback Benefits resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results actually received by the Executive shall be immediately surrendered to the Corporation and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Corporation shall have the right to take any and all action to effectuate such adjustment. Any stock-based compensation may be adjusted by the Corporation and the Corporation shall issue new documents (i.e., stock award agreements or changes through the Corporation’s transfer agent) reflecting such adjustments. The Corporation shall also as required by applicable law provide to the Executive revised tax documentation within 90 days following the determination so that the Executive may amend his tax filings. The calculation of the revised Clawback Benefits shall be determined by the Compensation Committee in good faith and applicable laws, rules, and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Corporation and the Executive. The Clawback Rights shall terminate following a Change of Control Transaction, subject to applicable laws, rules, and regulations. For purposes of this Section 9, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits shall mean a restatement resulting from material non- compliance of the Corporation with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements that were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge that it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time. Accordingly, the terms and conditions of this Agreement shall be deemed automatically amended from time to time to the extent required to assure compliance with the Dodd-Frank Act or any applicable rules or regulations enacted thereunder that may be adopted by the Securities and Exchange Commission or any stock exchange on which the securities of the Corporation or any of its affiliates are listed.

10. Section 409A.

(a) The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate, or desirable to avoid imposition of any additional tax, penalties or income recognition prior to actual payment to the Executive under Section 409A.

(b) To the extent that the Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment,” or like terms shall mean Separation from Service.

(d) Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Section 409A being subject to Section 409A.

(e) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(f) For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Corporation’s taxable year preceding the Corporation’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

11. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however, that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by or consultancy with the Corporation, supersedes, as of the Effective Date, all prior understandings and agreements, whether oral or written, between the Executive and the Corporation with respect to such employment and/or consultancy (including the Prior Agreement), and shall not be amended, modified, or changed except by an instrument in writing executed by the party to be charged; provided that any Corporation plans, agreements and understandings between the Corporation and Executive shall form part of the relationship. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries, and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto have executed this Agreement as of the Effective Date.

(i) The Corporation represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms. The Corporation further represents and warrants that this Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not (A) conflict with or result in the breach of the terms, conditions or provisions of, (B) constitute a default under, or (C) result in a violation of any agreement, instrument, order, judgment or decree to which the Corporation is subject.

(j) Any rights of Executive hereunder will be in addition to any rights Executive may otherwise have under plans, agreements or arrangements of the Corporation to which Executive is a party. Provisions of this Agreement will not in any way abrogate Executive’s rights under such other plans, agreements, or arrangements.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first set forth above.

CORPORATION:

DOMINARI FINANCIAL INC.

By:	/s/ Anthony Hayes
Anthony Hayes
Title: Chairman of the Board

EXECUTIVE:

/s/ Kyle Wool
Kyle Wool